Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated July 6, 2026, relating to the financial statements of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and the effectiveness of MUFG’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of MUFG for the year ended March 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

August 4, 2026